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                                                               EXHIBIT (d)(4)(i)

                                   SCHEDULE B

                  FUND ADMINISTRATION AND ACCOUNTING AGREEMENT
                              COMPENSATION SCHEDULE
                          EFFECTIVE AS OF MAY 19, 2005

                      DELAWARE INVESTMENTS CLOSED-END FUNDS

The Company shall pay the Accounting Agent a monthly fee at an annual rate of 0.04% of the Company's average daily or weekly net assets, as applicable, based on the net asset value on each day or on the last day of each week, as applicable, on which the New York Stock Exchange, or the American Stock Exchange, as the case may be, is open for business (or on such other day as may be established by the Company's Board of Directors). Average net assets shall be calculated for this purpose without regard to the liquidation value of any outstanding shares of preferred stock of the Company and without regard to liabilities arising from other senior securities, borrowings or other forms of leveraging. In addition, the Accounting Agent shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Company. In addition to the foregoing, in the conduct of the business of the parties to this Agreement and in the performance of this Agreement, each party will bear its allocable portion of expenses common to each.


AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.


By: _____________________________________
Name:    Douglas L. Anderson
Title:   Senior Vice President/Operations

DELAWARE INVESTMENTS ARIZONA MUNICIPAL INCOME FUND, INC.
DELAWARE INVESTMENTS COLORADO INSURED MUNICIPAL INCOME FUND, INC.
DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.
DELAWARE INVESTMENTS FLORIDA INSURED MUNICIPAL INCOME FUND
DELAWARE INVESTMENTS GLOBAL DIVIDEND AND INCOME FUND, INC.
DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND, INC.
DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.
DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND III, INC.


By: _______________________________________________
Name:    Jude T. Driscoll
Title:   Chairman/President/Chief Executive Officer